            Execution Version
Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and between
SOUTHERN STATES BANCSHARES, INC.
and
CBB BANCORP
dated as of
February 27, 2024

TABLE OF CONTENTS
Caption    Page
i

Exhibits:
Exhibit A – Bank Merger Agreement
Exhibit B – Claims Letter
Exhibit C – Support Agreement
Exhibit D – Director Non-Competition and Non-Disclosure Agreement

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of this the 27th day of February, 2024, by and between SOUTHERN STATES BANCSHARES, INC., an Alabama corporation (“SSB”), and CBB BANCORP, a Georgia corporation (“CBB”).
WITNESSETH
WHEREAS, SSB operates as a bank holding company for its wholly owned subsidiary, Southern States Bank (“Southern States Bank”), an Alabama banking corporation, with its principal office in Anniston, Alabama; and
WHEREAS, CBB operates as a bank holding company for its wholly owned subsidiary, Century Bank of Georgia, a Georgia banking corporation (“Century Bank”), with its principal office in Cartersville, Georgia; and
WHEREAS, the board of directors of CBB has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger (as defined herein), advisable and in the best interests of CBB and its stockholders, (ii) authorized and approved the execution, delivery and performance by CBB of this Agreement and the consummation of the transactions contemplated hereby, subject to the terms and conditions herein, and (iii) resolved and agreed to recommend approval of this Agreement by the stockholders of CBB entitled to vote; and
WHEREAS, the board of directors of SSB has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, advisable and in the best interests of SSB and its stockholders, (ii) authorized and approved the execution, delivery and performance by SSB of this Agreement and the consummation of the transactions contemplated hereby, subject to the terms and conditions herein, and (iii) approved the issuance of shares of SSB Common Stock in connection with the Merger;
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:
Article 1
NAME
1.1Name. The name of the corporation resulting from the Merger shall be “Southern States Bancshares, Inc.”
1.2Definitions. Article 14 contains a list of all terms used in the Agreement, and the definitions for such terms, or the Sections where the terms are defined, are provided.
Article 2
MERGER — TERMS AND CONDITIONS
2.1 Applicable Law. Upon the terms and subject to the conditions of this Agreement, on the Effective Date, CBB shall be merged (the “Merger”) with and into SSB with SSB as the surviving corporation (herein referred to as the “Resulting Corporation” whenever reference is made to it as of the time of Merger or thereafter).

2.2 Corporate Existence. On the Effective Date, the corporate existence of CBB shall, as provided in the ABCL and the GBCC, be merged into and continued in SSB, as provided in the ABCL and the GBCC, as the Resulting Corporation in the Merger. The Resulting Corporation shall then be deemed to be the same corporation as CBB and SSB. The offices and facilities of CBB and of SSB shall become the offices and facilities of the Resulting Corporation. All rights, privileges, powers, franchises and interests of CBB and SSB, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. All liabilities, obligations, and indebtedness of every kind and description of CBB and SSB, respectively, as of the Effective Date shall be transferred to and assumed by the Resulting Corporation by virtue of the Merger without any separate assignment, assumption, or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by CBB and SSB, respectively, immediately before the Effective Date.
2.3 Articles of Incorporation and Bylaws. On the Effective Date, following the Merger, the articles of incorporation and bylaws of the Resulting Corporation shall be the articles of incorporation and bylaws of SSB as they existed immediately before the Effective Date.
2.4 Resulting Corporation’s Board. The board of directors of the Resulting Corporation on the Effective Date shall consist of the board of directors of SSB plus the New SSB Director as set forth in Section 6.1(f), and such director shall hold office or continue to hold office until his successor is duly elected and qualified, or his earlier death, resignation or removal subject to Section 6.1(f).
2.5 Stockholder Approval. This Agreement shall be submitted to the stockholders of CBB at a special meeting of stockholders (the “Stockholders Meeting”) to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the stockholders of CBB, as required by the GBCC, the Merger shall become effective as soon as practicable thereafter in the manner provided in Section 2.7, subject to the provisions of Section 8.2.
2.6 Further Acts. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of CBB as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, the proper officers and directors of the Resulting Corporation are fully authorized in the name of CBB or SSB to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement.
2.7 Effective Date and Closing. Subject to the terms of all requirements of Law and the conditions specified in this Agreement, the Merger shall become effective on the date and time specified in the Statement of Merger to be filed with the Secretary of State of the State of Alabama (such time being herein called the “Effective Date”) and any required filing under the GBCC. Assuming all other conditions stated in this Agreement have been or will be satisfied (or waived) as of the Closing, the Closing shall take place at the offices of SSB, in Anniston,

Alabama, at 5:00 p.m. as to the Merger on a date specified by SSB (and reasonably acceptable to CBB) (such date, the “Closing Date”) that shall be as soon as reasonably practicable, after the later to occur of the Stockholders Meeting or receipt of all required regulatory approvals under Section 8.2, and the expiration of any applicable waiting periods, or at such other place and time, and in such manner, that the Parties may mutually agree.
2.8 Subsidiary Bank Merger. As soon as practicable after completion of the Merger, Century Bank will merge with and into Southern States Bank (herein referred to as the “Resulting Bank” whenever reference is made to it as of the time of the Merger or thereafter) substantially in accordance with the terms of the Bank Merger Agreement set forth as Exhibit A hereto (the “Subsidiary Bank Merger”). CBB will cooperate with SSB, including the call of any special meetings of the board of directors of Century Bank and the filing of any regulatory applications, in the execution and filing of appropriate documentation relating to such merger. The Bank Merger Agreement shall provide that the board of directors of the Resulting Bank shall consist of the members of Southern States Bank as of the effective date of the Subsidiary Bank Merger plus the New SSB Director.
Article 3
MERGER CONSIDERATION; EXCHANGE PROCEDURES
3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Date, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of CBB:
(a)Each share of SSB Common Stock that is issued and outstanding immediately prior to the Effective Date shall remain issued and outstanding following the Effective Date and shall be unchanged by the Merger.
(b)Each share of CBB Common Stock owned directly by SSB, CBB, or any of their respective wholly owned Subsidiaries (other than shares in trust accounts, managed accounts, and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Date shall be cancelled and retired at the Effective Date without any conversion thereof, and no payment shall be made with respect thereto (the “CBB Cancelled Shares”).
(c)Notwithstanding anything in this Agreement to the contrary, all shares of CBB Common Stock that are issued and outstanding immediately prior to the Effective Date and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Title 13 of the GBCC, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead the holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the GBCC (and at the Effective Date, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the GBCC and this Section 3.1(c)), unless and until such Dissenting Shareholder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn, revoked, waived or lost rights to demand or receive, the fair value of such shares of CBB Common Stock under the applicable provisions of the GBCC. If any Dissenting Shareholder shall fail to perfect or effectively withdraw, revoke, waive or lose such Holder’s dissenter’s rights under the applicable provisions of the GBCC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for the right to receive the Stock Consideration (as defined below), without any interest thereon, in accordance with the applicable provisions of this Agreement. CBB shall give SSB (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of CBB Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the GBCC and received by CBB relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the GBCC. CBB shall not, except with the prior written consent of SSB, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article 3 to pay for shares of CBB Common Stock for which dissenters’ rights have been perfected shall be returned to SSB upon demand.
(d)Subject to Section 3.1(c), Section 3.3 regarding proration and Section 3.6 regarding fractional shares, each share of CBB Common Stock (excluding Dissenting Shares and CBB Cancelled Shares) issued and outstanding at the Effective Date shall cease to be outstanding and shall be converted, in accordance with the terms of this Article 3, into and exchanged for the right to receive either of the following forms of consideration (the “Merger Consideration”):
(i)for each one (1) share of CBB Common Stock the right to receive from SSB 1.550 shares of SSB Common Stock (the “Exchange Ratio”), validly issued, fully paid and nonassessable (the “Stock Consideration”); or
(ii)for each one (1) share of CBB Common Stock with respect to which a Cash Election (as defined herein) has been validly made and not revoked pursuant to Section 3.3 (the “Cash Election Shares”), the right to receive in cash from SSB an amount equal to $45.63 (the “Cash Consideration”); and
(iii)unless a Cash Election for shares of CBB Common Stock has been validly made and not revoked, the shares of CBB Common Stock will receive the Stock Consideration.
Subject to Sections 3.2 and 3.3 below, no more than ten percent (10%) of the shares of CBB Common Stock outstanding at the Effective Date shall receive the Cash Consideration (the “Maximum Cash Consideration”).
(e)If, between the date hereof and the Effective Date, the outstanding shares of CBB Common Stock or SSB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Exchange Ratio and Cash Consideration. For purposes of clarity, the Exchange Ratio and Cash Consideration are based on the number of outstanding shares of CBB Common Stock set forth in Section 5.2 and any change to such number of outstanding shares will result in an appropriate adjustment to the Exchange Ratio and Cash Consideration.
3.2 Election Procedures.
(a)Prior to the Effective Date, SSB shall appoint an exchange agent (the “Exchange Agent”), which is acceptable to CBB in its reasonable discretion, for the payment and exchange of the Merger Consideration.

(b)Holders of record of CBB Common Stock have the right to submit an Election Form (defined below) to convert the number of shares of CBB Common Stock held by such Holder into the right to receive the Cash Consideration (a “Cash Election”). Such Election Form must cover all shares of CBB Common Stock held of record by such Holder and is subject to Section 3.3.
(c)An election form (“Election Form”), together with a Letter of Transmittal (as defined in Section 3.8), shall be mailed no less than twenty (20) Business Days prior to the Election Deadline (as defined below) or on such earlier date as SSB and CBB shall mutually agree (the “Mailing Date”) to each Holder of record of CBB Common Stock as of five (5) Business Days prior to the Mailing Date. Holders of record of shares of CBB Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Record Holder”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of CBB Common Stock held by each Record Holder for a particular beneficial owner. Any shares owned by a Holder who has not, as of the Election Deadline, made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall receive the Stock Consideration. The Exchange Agent shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of CBB Common Stock between the record date for the initial mailing of Election Forms and the close of business on the Business Day prior to the Election Deadline, and CBB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
(d)The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the date of the CBB Meeting. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates) representing all the shares of CBB Common Stock covered by such Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. Shares of CBB Common Stock held by holders who acquired such shares subsequent to the Election Deadline will be designated non-election shares (“Non-Election Shares”). In addition, if a Holder of CBB Common Stock either (1) does not submit a properly completed Election Form in a timely fashion or (2) revokes its Election Form prior to the Election Deadline and fails to file a new properly completed Election Form before the deadline, such shares shall be designated Non-Election Shares. Non-Election Shares will receive Stock Consideration. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither SSB nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.
3.3 Proration.
(a)Notwithstanding any other provision contained in this Agreement, the maximum number of shares of CBB Common Stock that may be converted into Cash Consideration (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Date) shall not exceed the Maximum Cash Consideration. All other shares of CBB Common Stock (other than CBB Cancelled Shares and Dissenting Shares) shall be converted into the right to receive the Stock Consideration.

(b)Within five (5) Business Days after the Effective Date, SSB shall cause the Exchange Agent to effect the allocation among the Holders of the rights to receive the Cash Consideration or the Stock Consideration such that if the aggregate number of shares of CBB Common Stock with respect to which Cash Elections shall have been validly made and not revoked (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Date) exceeds the Maximum Cash Consideration, then the Cash Consideration shall be prorated as set forth in this Section 3.3(b). The manner and basis of prorating the shares of CBB Common Stock into shares of SSB Common Stock or cash are as follows:
(1)If more than 10% of the shares of CBB Common Stock outstanding at the Effective Date would otherwise be converted into cash (including shares held by Holders who have properly exercised their right to dissent as set forth above) the Holders of CBB Common Stock electing cash will receive a combination of cash and SSB Common Stock with the cash to be prorated on the basis of the number of shares of CBB Common Stock as to which proper Cash Elections have been made so that the maximum amount of shares of CBB Common Stock to receive cash shall not exceed 10%.

(2)If less than 10% of the shares of CBB Common Stock outstanding at the Effective Date have elected cash so that less than 10% of such shares shall be converted into and exchanged for cash (including shares held by Holders who have properly exercised their right to dissent as set forth above) cash shall be distributed to those stockholders electing cash and  SSB Common Stock shall be distributed to the remainder of stockholders of CBB as set forth in Section 3.1(d)(i) above.

3.4 CBB Stock-Option Awards. At the Effective Date, each option granted by CBB to purchase shares of CBB Common Stock under the CBB Bancorp Amended and Restated 2009 Stock Option and Incentive Plan (the “CBB Stock Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Date (a “CBB Option”) shall be canceled and extinguished at the Effective Date and automatically exchanged into the right to receive an amount of cash (without interest) equal to the product of (i) the aggregate number of shares of CBB Common Stock issuable upon exercise of such CBB Option multiplied by (ii) the excess, if any, of (A) the Cash Consideration over (B) the per-share exercise price of such CBB Option, payable through the payroll of CBB or its Affiliates (less applicable Tax withholdings) as promptly as practicable following the Effective Date. CBB will be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax laws as allowed under the CBB Stock Plan and the applicable grant agreement.
3.5 Rights as Shareholders; Stock Transfers. At the Effective Date, all shares of CBB Common Stock, when converted in accordance with Section 3.1, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of CBB Common Stock, the Merger Consideration and any cash in lieu of fractional shares of SSB Common Stock in accordance with this Article 3. Shares of SSB Common Stock to be issued shall be issued in Book-Entry form only. At the Effective Date, holders of CBB Common Stock shall cease to be, and shall have no rights as, shareholders of CBB, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of SSB Common Stock as provided under this Article 3. At the Effective Date, the stock transfer books of CBB shall be closed, and there shall be no registration of transfers on the stock transfer books of CBB of shares of CBB Common Stock.

3.6 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of SSB Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, SSB shall pay or cause to be paid to each Holder of a fractional share of SSB Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in SSB Common Stock to which such Holder would otherwise be entitled by the Cash Consideration.
3.7 Plan of Reorganization. It is intended that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) for each of the Merger and the Bank Merger.
3.8 Exchange Procedures. As promptly as practicable after the Effective Date, the Exchange Agent will mail or otherwise cause to be delivered to each Holder appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares (if any) representing CBB Common Stock shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (including cash in lieu of fractional shares) as provided for in this Agreement (the “Letter of Transmittal”).
3.9 Deposit and Delivery of Merger Consideration.
(a)Prior to the Effective Date, SSB shall (i) notify the Exchange Agent the number of shares of SSB Common Stock and cash sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 3.6, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to pay such Merger Consideration and cash in lieu of fractional shares in accordance with this Agreement as promptly as practicable after the Effective Date and conditioned upon receipt of a properly completed Letter of Transmittal. The Stock Consideration shall be issued and recorded as Book-Entry Shares. The Exchange Agent and SSB, as the case may be, shall not be obligated to deliver the Merger Consideration to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book Entry Shares representing the shares of CBB Common Stock for exchange as provided in this Article 3, or an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by SSB or the Exchange Agent.
(b)Any portion of the Exchange Fund that remains unclaimed by the shareholders of CBB for one year after the Effective Date (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to SSB. Any Holder who has not theretofore complied with this Section 3.9 shall thereafter look only to SSB for the Merger Consideration, any cash in lieu of fractional shares of CBB Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of CBB Common Stock such Holder held immediately prior to the Effective Date, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of CBB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of SSB Common Stock or cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of SSB (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat, or similar Laws. SSB and the Exchange Agent shall be entitled to rely upon the stock transfer books of CBB to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of CBB Common Stock represented by any Certificate or Book-Entry Share, SSB and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(c)SSB or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as SSB is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by SSB or the Exchange Agent, as applicable.
3.10 Rights of Certificate Holders after the Effective Date.
(a)All shares of SSB Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Date and if ever a dividend or other distribution is declared by SSB in respect of the SSB Common Stock, the record date for which is at or after the Effective Date, that declaration shall include dividends or other distributions in respect of all shares of SSB Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the SSB Common Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article 3. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued to the Holder whole shares of SSB Common Stock in Book-Entry form and the Holder shall be paid, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Date theretofore payable with respect to such whole shares of SSB Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of SSB Common Stock with a record date after the Date with a payment date subsequent to surrender.
(b)In the event of a transfer of ownership of a Certificate representing CBB Common Stock that is not registered in the stock transfer records of CBB, the proper amount of cash and/or shares of SSB Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such CBB Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of SSB that the Tax has been paid or is not applicable.
Article 4
REPRESENTATIONS AND WARRANTIES OF SSB
Except as disclosed and set forth in the disclosure letter delivered by SSB to CBB prior to the execution of this Agreement (the “SSB Disclosure Letter”) (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 4, or to one or more of SSB’s covenants contained herein (provided that the mere inclusion of an item in the SSB Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect)), and subject to current filings made by SSB with the SEC, SSB represents, warrants and covenants to and with CBB as follows:
4.1 Organization.
(a)SSB is a corporation and Southern States Bank is an Alabama banking corporation, each duly organized, validly existing and in good standing under the Laws of the State of Alabama. Each of SSB and Southern States Bank has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect.
(b)SSB has no direct Subsidiaries other than Southern States Bank, and there are no Subsidiaries of Southern States Bank. SSB owns all of the issued and outstanding capital stock of Southern States Bank free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of Southern States Bank have been validly issued and are fully paid and non-assessable.
4.2 Capital Stock.
(a)The authorized capital stock of SSB consists of 30,000,000 shares of voting common stock, $5.00 par value per share (the “SSB Common Stock”), of which as of December 31, 2023, 8,841,349 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights, 5,000,000 shares of nonvoting common stock $5.00 par value per share, of which as of December 31, 2023, no shares were issued and outstanding, and 325,715 shares subject to options. The shares of SSB Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable.
(b)The authorized capital stock of each Subsidiary of SSB is validly issued, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by SSB.
4.3 Financial Statements; Taxes.
(a)SSB has previously delivered or made available to CBB copies of (i) the audited consolidated financial statements of SSB for the years ending December 31, 2022, 2021 and 2020, accompanied by the unqualified audit reports of Mauldin & Jenkins and (ii) unaudited interim financial statements (including the related notes and schedules thereto) of SSB and each of its Subsidiaries for the nine months ended September 30, 2023 (the “Latest Balance Sheet Date”). All such financial statements are in all material respects in accordance with the books and records of SSB and have been prepared except as noted therein in accordance with GAAP applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of SSB and its Subsidiaries. Except as and to the extent reflected or reserved against it in such balance sheets (including the notes thereto), neither SSB nor Southern States Bank had, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of consolidated income, stockholders’ equity and changes in consolidated financial position present fairly the results of operations and changes in financial position of SSB and its Subsidiaries for the periods indicated. The foregoing representations, insofar as they relate to any unaudited interim financial statements of SSB that may be presented to CBB, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure. All journal entries have been appropriately made in the books and records of SSB.
(b)All income and other material Tax returns required to be filed by or on behalf of SSB have been timely filed (or requests for extensions therefor have been timely made and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid unless appropriately reflected as a Liability on the balance sheet. The amounts recorded for Taxes on the balance sheets provided under Section 4.3(a)(i) are, to the Knowledge of SSB, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of SSB accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which SSB may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of SSB, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional Tax liabilities have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of SSB other than extensions obtained in the ordinary course of business.
(c)Each SSB Company has withheld from its employees (and timely paid to the appropriate government entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each SSB Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.
4.4 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which SSB or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the articles of incorporation or bylaws of SSB or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.
4.5 Absence of Material Adverse Effect. Since the Latest Balance Sheet Date, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SSB.

4.6 Approval of Agreement.
(a) The board of directors of SSB has approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by SSB of this Agreement. This Agreement constitutes the legal, valid and binding obligation of SSB, enforceable against it in accordance with its terms. SSB has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. SSB has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by Section 8.2 will not be granted without the imposition of material conditions or material delays.
(b)    No Consent, Permit, notice, or filing of or with any governmental entity is required to be obtained or made by SSB or its Subsidiaries in connection with the execution, delivery, and performance by SSB of this Agreement or the consummation by it and its Subsidiaries of the transactions contemplated hereby, except for: (i) the filing of Statement of Merger with the Secretary of State of the State of Alabama; (ii) the filing with the SEC of the Form S-4 pursuant to Section 7.3 and the SEC’s declaration of its effectiveness under the 1933 Act, and (iii) the filing of such reports under the 1934 Act as may be required in connection with this Agreement, the Merger, and Merger Consideration, and the other transactions contemplated by this Agreement; (iii) such filings, Permits, Consents, if any, as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country; (iv) the approvals described in Section 8.2; and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SSB.
4.7 Subsidiaries. Each Subsidiary of SSB has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon SSB and its Subsidiaries considered as one enterprise; and Southern States Bank has its deposits fully insured by the FDIC to the extent provided by the Federal Deposit Insurance Act.
4.8 Litigation. Except as disclosed in or reserved for in SSB’s financial statements, there is no Litigation (whether or not purportedly on behalf of SSB) pending or, to the Knowledge of SSB, threatened against or affecting any SSB Company (nor does SSB have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on SSB, and no SSB Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on SSB. To the Knowledge of SSB, each SSB Company has complied in all material respects with all material applicable Laws and regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on SSB.

4.9 Compliance. SSB and its Subsidiaries, in the conduct of their businesses. are, to the Knowledge of SSB, in material compliance with all material federal, state or local Laws applicable to their or the conduct of their businesses.
4.10 Proxy Statement. SSB shall provide information to be used by CBB in its Proxy Statement at the time of the CBB Stockholders Meeting. Such information provided by SSB will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
4.11 SEC Filings. SSB has filed timely all registration statements, prospectuses, schedules, forms, statements, proxy materials and reports (including, in each case, all exhibits and documents incorporated by reference) required to be filed or furnished by it with or to the SEC (collectively, the “SEC Documents”). As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing or use, respectively), each of the SEC Documents complied as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act, and the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC thereunder applicable to such SEC Documents. None of the SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of SSB, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Documents. No Subsidiary of SSB is required to file or furnish any forms, reports, or other documents with the SEC.
4.12 Absence of Regulatory Communications; Filings. Neither SSB nor any of its Subsidiaries is subject to, or has received during the past twelve (12) months, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company. All reports, records, registrations, statements, notices and other documents or information required to be filed by SSB and Southern States Bank with any Agency have been duly and timely filed and, to the Knowledge of SSB, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.
4.13 Loans; Adequacy of Allowance for Credit Losses.
(a)ACL. All allowances for credit losses shown on the most recent financial statements furnished by SSB have been calculated in accordance with GAAP and prudent and customary banking practices and are adequate in all material respects to reflect the risk inherent in the loans of Southern States Bank. SSB has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the credit loss allowance reflected in such financial statements.
(b)Validity. Each loan reflected as an Asset on the financial statements of SSB is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles and complies with all Laws to which it is subject. SSB does not have in its portfolio any loan exceeding its legal lending limit, or any loan to any insider in violation of Regulation O and SSB has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans. Each outstanding loan (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Southern States Bank (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules. None of the agreements pursuant to which Southern States Bank has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.
4.14 Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act. Southern States Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. Southern States Bank has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Knowledge of SSB, there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such laws.
4.15 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Southern States Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder.
4.16 Disclosure. No representation or warranty, or any statement or certificate furnished or to be furnished to CBB by SSB, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.
4.17 Community Reinvestment Act Compliance. Southern States Bank is an insured depository institution and has complied in all material respects with the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, and has a composite CRA rating of not less than “satisfactory.”
4.18 Title and Related Matters. SSB has good and marketable title to all the properties, interest in properties and Assets, real and personal, that are material to the business of SSB, reflected in the most recent balance sheet referred to in Section 4.3(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business and consistent with past practice), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of SSB, the material structures and equipment of each SSB Company comply in all material respects with the requirements of all applicable Laws. SSB is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of any SSB Company
4.19 Material Contract Defaults. No SSB Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of SSB, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.
4.20 Insurance. Each SSB Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of SSB reasonably believes to be adequate for the type of business conducted by such company. No SSB Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no SSB Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no SSB Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each SSB Company at all times from the date hereof to the Effective Date.
4.21 Registration Statement. At the time the Registration Statement becomes effective, at the time of the mailing of the Proxy Statement, at the time of use of other proxy material, and at the time of the Stockholders’ Meeting, the Registration Statement, including the Proxy Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished in writing to SSB by CBB or any of its representatives expressly for use in the Proxy Statement regarding the business of CBB, its operations, Assets and capital.
4.22 Agreements with Regulatory Agencies. Neither SSB nor any of its Subsidiaries is subject to any cease-and-desist, consent order, or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, during the preceding five (5) years, a recipient of any supervisory letter from, or, during the preceding five (5) years, has adopted any policies, procedures or board resolutions at the request or suggestion of any Agency or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the SSB Disclosure Letter (an “SSB Regulatory Agreement”), nor has or any of its Subsidiaries been advised, during the preceding five (5) years, by any Agency or other Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such SSB Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any Agency or body cited in any examination report of SSB or any of its Subsidiaries as a result of an examination by any Agency or body, or set forth in any accountant’s or auditor’s report to SSB or any of its Subsidiaries.
4.23 Broker. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by SSB directly with CBB and without the intervention of any other person, either as a result of any act of SSB, or otherwise, in such manner as to give rise to any valid claim against SSB for a finder’s fee, brokerage commission or other like payment except for any such arrangement between SSB and Keefe, Bruyette & Woods.
4.24 Approval Delays. To the knowledge of SSB, there is no reason why the granting of any of the required regulatory approvals under Section 8.2 would be denied or unduly delayed.
4.25 No Shareholder Approval. No vote or consent of any of the holders of SSB’s capital stock is required by Law or stock purchase agreement for SSB to enter into this Agreement and to consummate the Merger.
4.26 No Additional Representations.
(a)     Except for the representations and warranties made by SSB in this Article 4, neither SSB nor any other Person makes any express or implied representation or warranty with respect to SSB or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and SSB hereby disclaims any such other representations or warranties.
(b)     Notwithstanding anything contained in this Agreement to the contrary, SSB acknowledges and agrees that none of CBB or any other Person has made or is making any representations or warranties relating to CBB whatsoever, express or implied, beyond those expressly given by CBB in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding CBB furnished or made available to SSB or any of its representatives.
Article 5
REPRESENTATIONS AND WARRANTIES OF CBB
Except as disclosed and set forth in the disclosure letter delivered by CBB to SSB prior to the execution of this Agreement (the “CBB Disclosure Letter”) (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 5, or to one or more of CBB’s covenants contained herein (provided that the mere inclusion of an item in the CBB Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect)), CBB represents, warrants and covenants to and with SSB, as follows:
5.1 Organization.

(a)     CBB is a Georgia corporation and Century Bank is a Georgia banking corporation. Each CBB Company is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation or formation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.
(a)CBB has no direct Subsidiaries other than Century Bank and MSAM, and there are no Subsidiaries of Century Bank. MSAM shall be dissolved immediately prior to the Effective Date. CBB owns all of the issued and outstanding capital stock and membership interests, as applicable, of Century Bank and MSAM free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of Century Bank have been validly issued and are fully paid and non-assessable.
5.2 Capital Stock. As of the date of this Agreement, the authorized capital stock of CBB consisted of (i) 10,000,000 shares of CBB Common Stock, 689,598 shares of which are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (“CBB Preferred Stock”), 2,644 shares of which are designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A”, 132 shares of which are designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series B”, and 1,753 shares of which are designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series C”. No shares of CBB Preferred Stock are issued and outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the CBB Options or as set forth in Section 5.2 of the CBB Disclosure Letter, CBB does not have any arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.
5.3 Financial Statements; Taxes.
(a) CBB has previously delivered or made available to SSB copies of (i) the audited consolidated financial statements of CBB for the years ended December 31, 2022, 2021 and 2020, accompanied by the unqualified audit reports of Wipfli, LLP and (ii) unaudited interim financial statements (including the related notes and schedules thereto) of CBB and each of its subsidiaries as of the Latest Balance Sheet Date. All of the foregoing financial statements are in all material respects in accordance with the books and records of CBB and its Subsidiaries and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such balance sheets presents fairly as of its date the financial condition of CBB and its Subsidiaries and there are no assets or liabilities of CBB and its Subsidiaries that would cause any material change in such financial statements. Except as and to the extent reflected or reserved against it in such balance sheets (including the notes thereto), neither CBB nor its Subsidiaries had, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of income, stockholders’ equity and cash flows present fairly the results of operation, changes in stockholders’ equity and cash flows of CBB and its Subsidiaries for the periods indicated and there are no operations conducted by CBB and its Subsidiaries which would cause any material change to such statements. The foregoing representations, insofar as they relate to the unaudited interim financial statements of CBB and its Subsidiaries that may be presented to SSB, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure. All journal entries have been appropriately made in the books and records of CBB and its Subsidiaries.

(b)    All income and other material Tax returns required to be filed by or on behalf of CBB have been timely filed (or requests for extensions therefor have been timely made and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid unless appropriately reflected as a Liability on the balance sheet. The amounts recorded for Taxes on the balance sheets provided under Section 5.4(a)(i) are, to the Knowledge of CBB, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of CBB accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which CBB may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of CBB, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional Tax liability has been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of CBB other than extensions obtained in the ordinary course of business. CBB has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.
(c)    Each CBB Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each CBB Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.
5.4 Absence of Material Adverse Effect. Except as set forth on Section 5.4 of the CBB Disclosure Letter, since the Latest Balance Sheet Date, no CBB Company has:
(a)issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or adjusted, split, reclassified any shares of CBB Common Stock or any capital stock or equity interest of any Subsidiary;
(b)borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;
(c)paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in Section 5.3(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;
(d)declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to stockholders (except for inter-company dividends or distributions), or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities, except for dividends and distributions paid in the ordinary course of business and consistent with past practices not to exceed $0.35 per quarter;

(e)sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;
(f)entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;
(g)suffered any Losses or waived any rights of value which in either event in the aggregate would have a Material Adverse Effect considering its business as a whole;
(h)made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole or made any, or agreed to make, any capital expenditures in amounts exceeding $25,000 individually or $150,000 as a whole;
(i)except in accordance with ordinary course of business and consistent with past practice, including bonus accruals related to 2024 discretionary performance or special bonuses that do not exceed $50,000 respecting any employee, pursuant to the terms of any CBB Plan, or as provided for by this Agreement, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or agreed to make any severance or termination pay to any present or former officer, director or employee;
(j)except in accordance with ordinary course of business and consistent with past practice, pursuant to the terms of any CBB Plan, as provided for by this Agreement, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;
(k)received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect on its financial condition, results of operations, business, Assets or properties;
(l)failed to operate its business in the ordinary course and consistent with past practice so as to preserve its business substantially intact and to preserve in a material way the goodwill of its customers and others with whom it has business relations;
(m)taken action to enter into or amend or renew any employment, consulting, compensatory, severance, retention, or similar agreements or arrangements with any current or former director, officer, employee or independent contractor of CBB or any of its Subsidiaries, or grant any salary, wage, or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (A) normal increases in base salary or hourly rate to employees in the ordinary course of business and consistent with past practice and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary or hourly rate and any other compensation other than bonus payments) of more than 5% for any individual or 5% in the aggregate for all employees of CBB or any of its Subsidiaries other than annual increases in base compensation or merit-based raises that are reflected in an employee’s current salary, (B) as specifically provided for by this Agreement, (C) as may be required by Law, (D) pursuant to the terms of any CBB Plan, or (D) to satisfy the contractual obligations existing as of the date hereof;

(n)hired any person as an employee or officer of CBB or any of its Subsidiaries, except for at-will employment at an annual rate of base compensation not to exceed $50,000 to fill vacancies that may arise from time to time in the ordinary course of business and consistent with past practice;
(o)entered into, established, adopted, amended, modified, or terminated (except (A) as may be required by or to make consistent with applicable Law, (B) to satisfy contractual obligations existing as of the date hereof, (C) as set forth in CBB Disclosure Letter, (D) as required pursuant to the terms of any CBB Plan or this Agreement, (E) with the consent of SBB or (F) as may be required pursuant to the terms of this Agreement) any CBB Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, or employee of CBB or any of its Subsidiaries;
(p)acquired or agreed to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business and consistent with past practice) all or any portion of the assets, debt, business, deposits, or properties of any other entity or Person, except for purchases specifically approved by SSB;
(q)made any capital expenditures in amounts exceeding $25,000 individually, or $50,000 in the aggregate, provided that SSB shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two Business Days of its receipt of a written request from CBB;
(r)(A) entered into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements, other than as permitted by Sections 5.5(i), (j), (m) or (o) above; (B) changed in any material respect its lending, investment, underwriting, risk and asset liability management, and other banking and operating policies, except as required by applicable Law, regulation, or policies imposed by any Governmental Authority; (C) made any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (D) incurred any material liability or obligation relating to retail banking and branch merchandising, marketing, and advertising activities and initiatives except in the ordinary course of business and consistent with past practice;
(s)made or changed any Tax election, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file or surrender any claim for a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, fail to timely pay any Taxes (including estimated Taxes), incur any material Tax Liability outside the ordinary course of business, or fail to timely file any Tax Returns that become due;
(t)except as required by Law, filed any application or made any contract or commitment for the opening, relocation, or closing of any, or open, relocate, or close any, branch office, loan production, or servicing facility or automated banking facility, except for any change that may be requested by SSB;
(u)other than settlement of foreclosure actions in the ordinary course of business and consistent with past practice, (A) entered into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which CBB or any of its Subsidiaries is a party, which settlement or agreement involves payment by CBB or any of its Subsidiaries of an amount which exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of CBB or any of its Subsidiaries or (B) waived or released any material rights or claims, or agreed or consented to the issuance of any injunction, decree, order, or judgment restricting or otherwise affecting its business or operations;
(v)entered into any other material transaction; or
(w)agreed in writing, or otherwise, to take any action described in clauses (a) through (v) above, excluding (k).
Between the date hereof and the Effective Date, no CBB Company, except as otherwise set forth on Section 5.4 of the CBB Disclosure Letter, without the express written approval of SSB, will undertake any action listed in clauses (a) through (v) (excluding (k)) of this Section 5.4 except as permitted therein or as contemplated in this Agreement, and no CBB Company will enter into, amend or terminate any material Contract, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of SSB.
5.5 Title and Related Matters.
(a)Title. CBB has good and marketable title to all the properties, interest in properties and Assets, real and personal, that are material to the business of CBB, reflected in the most recent balance sheet referred to in Section 5.3(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business and consistent with past practice), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of CBB, the material structures and equipment of each CBB Company comply in all material respects with the requirements of all applicable Laws.
(b)Leases. Section 5.5(b) of the CBB Disclosure Letter sets forth a list and description of all real and personal property owned or leased by any CBB Company, either as lessor or lessee.
(c)Computer Hardware and Software. Section 5.5(c) of the CBB Disclosure Letter contains a description of all material agreements relating to data processing computer software and hardware now being used in the business operations of any CBB Company. CBB is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the material tasks and functions to be performed by them in the business of any CBB Company.
5.6 Commitments. Except as set forth in Section 5.6 of the CBB Disclosure Letter, no CBB Company is a party to any written or, to the Knowledge of CBB, oral (i) loan agreement, indenture or similar agreement relating to the borrowing of money by any CBB Company, (ii) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (iii) collective bargaining agreement, (iv) agreement (including indemnification agreements) with any present or former officer, director or principal stockholder of any CBB Company, and (v) contract (other than a CBB Plan) not terminable on 60 days or less notice without penalty and involving the payment of more than $25,000 annually. Complete copies of all material Contracts so listed have been made available to SSB for inspection.
5.7 Charter and Bylaws. Section 5.7 of the CBB Disclosure Letter contains true and correct copies of the articles of incorporation, bylaws or other governing documents of each CBB Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation, bylaws or governing documents prior to the Effective Date, without the prior written consent of SSB.
5.8 Litigation. Except as set forth in Section 5.8 of the CBB Disclosure Letter, there is no Litigation (whether or not purportedly on behalf of CBB) pending or, to the Knowledge of CBB, threatened against or affecting any CBB Company (nor does CBB have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, and no CBB Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality. To the Knowledge of CBB, each CBB Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on CBB.
5.9 Material Contract Defaults. No CBB Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of CBB, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.
5.10 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which CBB or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the articles of incorporation or bylaws of CBB or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.
5.11 Governmental Authorization. Each CBB Company has all Permits that, to the Knowledge of CBB, are or will be legally required to enable any CBB Company to conduct its business in all material respects as now conducted by each CBB Company.
5.12 Absence of Regulatory Communications; Filings. No CBB Company is subject to, nor has any CBB Company received during the past twenty-four (24) months, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company. All reports, records, registrations, statements, notices and other documents or information required to be filed by CBB and Century Bank with any Agency have been duly and timely filed and, to the Knowledge of CBB, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.
5.13 Compliance With Laws.
(a)CBB and each of its Subsidiaries is, and has been since January 1, 2021, in compliance in all material respects with all applicable federal, state, local, and foreign Laws, rules, judgments, orders, or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing, or business practices and all agency requirements relating to the origination, sale, and servicing of mortgage loans. Neither CBB nor any of its Subsidiaries has been advised of any material supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations, and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records, and (iii) the exercise of due diligence in identifying customers.
(b)CBB and each of its Subsidiaries have all material permits, licenses, authorizations, orders, and approvals of, and each has made all filings, applications, and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to CBB’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)Neither CBB nor any of its Subsidiaries has received, since January 1, 2021, written or, to CBB’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization.
5.14 Insurance. Each CBB Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of CBB reasonably believes to be adequate for the type of business conducted by such company. No CBB Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no CBB Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no CBB Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each CBB Company at all times from the date hereof to the Effective Date. Section 5.14 of the CBB Disclosure Letter sets forth the bank owned life insurance held by Century Bank.

5.15 Benefit Plans.
(a)All “employee benefit plans” (within the meaning of section 3(3) of ERISA) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, and all other employee benefit plans, agreements, programs, policies or other arrangements, and whether or not subject to ERISA, under which any employee, former employee, director, officer, independent contractor or consultant of CBB or its Subsidiaries has any present or, as of the date hereof, future right to benefits or under which CBB or its Subsidiaries has any present or, as of the date hereof, future liability are referred to herein collectively as the “CBB Plans” and individually as an “CBB Plan”. Each CBB Plan is identified in Section 5.15(a) of the CBB Disclosure Letter.
(b)With respect to each CBB Plan, CBB has furnished or made available to SSB a current, accurate and complete copy thereof and amendments thereto (and a written description of any CBB Plan for which there are no formal plan documents), and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter of the IRS, if applicable, (iii) the most recent summary plan description, and (iv) the most recently prepared (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if applicable.
(c)With respect to each CBB Plan:
(i)each CBB Plan has been established and administered in all material respects in accordance with its terms and in material compliance with the applicable provisions of ERISA and the Code and other applicable Law, and all contributions required to be made under the terms of any CBB Plan have been timely made;
(ii)each CBB Plan intended to be qualified under Section 401(a) of the Code has received an opinion letter from the IRS, and to the Knowledge of CBB, nothing has occurred, whether by action or failure to act, since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such CBB Plan; and
(iii)to the Knowledge of CBB, there is no Litigation (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Agency or by any plan participant or beneficiary pending or threatened relating to CBB Plans, any fiduciaries thereof with respect to their duties to CBB Plans or the assets of any of the trusts under any CBB Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that could reasonably give rise to any such Litigation. No CBB Plan is subject to Title IV of ERISA.
(d)Other than as required under ERISA Sections 601 to 608 or other applicable Law, no Benefit Plan provides post-termination or retiree medical benefits to any individual for any reason, and neither CBB nor any of its Subsidiaries has any Liability to provide post-termination or retiree medical benefits to any individual or represented, promised, or contracted to any individual that such individual would be provided with post-termination or retiree medical benefits.
(e)Except as provided in Section 5.15(e) of the CBB Disclosure Letter or as provided under this Agreement, neither CBB nor any of its Subsidiaries is a party to any Contract that will, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement, and neither the execution of this Agreement, CBB stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will

(A) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation to, any of the CBB Plans, (C) limit or restrict the right of CBB to merge, amend, or terminate any of the CBB Plans, (D) cause CBB to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (E) result in the payment of payments which would not be deductible under Section 280G of the Code or result in any payment of any amount that would, individually or in combination with any other payment, be an excess “parachute payment” to a “disqualified individual” as defined in Section 280G of the Code.
(f)With respect to any CBB Plan that is a welfare benefit plan (as defined in Section 3(a) of ERISA) all insurance premiums payable by CBB or Century Bank with respect to such CBB Plan that are due on or before the Closing Date have been or will be paid by CBB or Century Bank by such date.
(g)Neither CBB nor any of its Subsidiaries sponsors, maintains, administers or contributes to, or at any time during the last six years has sponsored, maintained, administered or contributed to, or during the last six years had any liability with respect to (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA, (ii) any “multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies.
5.16 Buy-Sell Agreement. To the Knowledge of CBB, there are no agreements among any of its stockholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any stockholder of CBB, any similar agreement or any voting agreement or voting trust in respect of any such shares.
5.17 Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by CBB directly with SSB and without the intervention of any other person, either as a result of any act of CBB, or otherwise, in such manner as to give rise to any valid claim against CBB for a finder’s fee, brokerage commission or other like payment except for any such arrangement between CBB and Performance Trust Capital Partners, LLC.
5.18 Approval of Agreement. The board of directors of CBB has approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by CBB of this Agreement. This Agreement constitutes the legal, valid and binding obligation of CBB, enforceable against it in accordance with its terms. Subject to the approval by the stockholders of CBB at the CBB Stockholders Meeting and to the matters referred to in Section 8.2, CBB has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the stockholders of CBB in accordance with this Agreement, CBB shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement. CBB has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by Section 8.2 will not be granted without the imposition of material conditions or material delays.
5.19 Disclosure. No representation or warranty, nor any statement or certificate furnished or to be furnished to SSB by CBB, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

5.20 Proxy Statement. At the time the Registration Statement becomes effective, and at the time of the CBB Stockholders Meeting, the Proxy Statement will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Proxy Statement relating to descriptions of the business of CBB, its Assets, properties, operations, and capital stock or to information furnished in writing by CBB or its representatives expressly for inclusion in the Proxy Statement. For the avoidance of doubt, the representations and warranties in this section shall not apply to information furnished by SSB or its representatives for inclusion in the Proxy Statement or Registration Statement.
5.21 Loans; Adequacy of Allowance for Credit Losses.
(a)ALLL. All allowances for credit losses shown on the most recent financial statements furnished by CBB have been calculated in accordance with GAAP and prudent and customary banking practices and are adequate in all material respects to reflect the risk inherent in the loans of CBB. CBB has no Knowledge of any fact that is likely to require a future material increase in the provision for credit losses or a material decrease in the credit loss allowances reflected in such financial statements.
(b)Validity. Each loan reflected as an Asset on the financial statements of CBB is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles and complies with all Laws to which it is subject. CBB does not have in Century Bank’s portfolio any loan exceeding its legal lending limit, or any loan to any insider in violation of Regulation O, and CBB has no known delinquent, substandard, doubtful, loss, nonperforming or problem loans. Each outstanding loan (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Century Bank (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules. None of the agreements pursuant to which Century Bank has sold loans or pools of loans or participations in loans or pools of loans, to its Knowledge, contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.
(c)A list of OREO owned by CBB is set forth in Section 5.21(c) of the CBB Disclosure Letter.
5.22 Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act. Century Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. Century Bank has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Knowledge of Century Bank there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such laws.

5.23 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Century Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. Century Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Century Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Customs Reports required by any agency of the United States Treasury Department, including the IRS. Century Bank has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.
5.24 Investment Securities. Section 5.24 of the CBB Disclosure Letter sets forth as of September 30, 2023, the CBB investment securities, as well as any purchases or sales of CBB investment securities between December 31, 2022 to and including September 30, 2023, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any CBB investment securities sold during such time period between December 31, 2022 to and including September 30, 2023. Except for CBB’s ownership of 1,225 shares of common stock of First National Bankers Bank, neither CBB nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker, or any other financial institution other than Century Bank.
5.25 Environmental Matters. Except for events or actions that do not constitute a Material Adverse Effect, to the Knowledge of CBB:
(a)neither CBB’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws;
(b)there has been no release of any Hazardous Substance by CBB or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws;
(c)neither CBB nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any other Person asserting that CBB or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property;
(d)no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by CBB or any of its Subsidiaries or as a result of any operations or activities of CBB or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to CBB or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and, to the Knowledge of CBB, Hazardous Substances are not otherwise present at or about any such properties or facilities in an amount or condition that has resulted in or would reasonably be expected to result in Liability to CBB or any of its Subsidiaries under any Environmental Law;
(e)neither CBB, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to CBB’s Knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities; and
(f)no property on which CBB or any of its Subsidiaries holds a Lien to the Knowledge of CBB violates or violated any Environmental Law and no condition has existed or event has occurred to the Knowledge of CBB with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under any Environmental Law.
5.26 Collective Bargaining. There are no written labor contracts, collective bargaining agreements, letters of undertakings or other arrangements between any CBB Company and any union or labor organization covering any CBB Company’s employees and none of said employees are represented by any union or labor organization.
5.27 Labor Disputes. Each CBB Company is in material compliance with all applicable federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No CBB Company is engaged in any unfair labor practice, and, to the Knowledge of CBB, no unfair labor practice complaint against any CBB Company is pending before the National Labor Relations Board. Relations between management of each CBB Company and the employees are amicable and there have not been since January 1, 2021, nor to the Knowledge of CBB, are there presently, any attempts to organize employees, nor to the Knowledge of CBB, are there plans for any such attempts.
5.28 Derivative Contracts. No CBB Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security.
5.29 Intellectual Property. Each CBB Company owns or has a valid license to use all of the Intellectual Property used by such CBB Company in the course of its business. Each CBB Company is the owner of or has a license to any Intellectual Property sold or licensed to a third party by each CBB Company in connection with the CBB Company’s business operations, and the CBB Company has the right to convey by sale or license any Intellectual Property so conveyed. No CBB Company has received notice of Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of CBB with respect to Intellectual Property used, sold or licensed by the CBB Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of CBB, the conduct of each CBB Company’s business does not infringe any Intellectual Property of any other person. No CBB Company is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.
5.30 Technology Systems.
(a)No action will be necessary as a result of the transactions contemplated by this Agreement to enable the Technology Systems and computer systems that are used by any CBB Company to be continued by SSB to the same extent and in the same manner that it has been used by any CBB Company except as provided in the applicable contracts.
(b)The Technology Systems (for a period of 24 months prior to the Effective Date) have not suffered unplanned disruption causing a Material Adverse Effect. Except for ongoing payments due under relevant third party agreements and rights contained in applicable contracts, the Technology Systems are free from any Liens.
(c)No CBB Company has received notice of or is aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any of such CBB Company’s agreements or arrangements relating to the Technology Systems (including maintenance and support) other than rights contained in applicable contracts.
(d)No CBB Company has suffered a data security breach in last 24 months requiring notice to customers.
5.31 Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Neither CBB nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters, and neither CBB nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause CBB or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of CBB and its Subsidiaries has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.
5.32 Transaction Costs. Section 5.32 of the CBB Disclosure Letter sets forth an estimate of attorneys’ fees, investment banking fees, accounting fees and other costs or fees of CBB and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Effective Date in connection with the Merger and the other transactions contemplated by this Agreement.
5.33 Termination Penalties. Section 5.33 of the CBB Disclosure Letter sets forth a list of each Contract to which any CBB Company is a party, including service contract and core processor fees, showing, to the Knowledge of CBB, any fee or penalty for early termination or deconversion in excess of $50,000.

5.34 Consents. Section 5.34 of the CBB Disclosure Letter set forth a list of Contracts pursuant to which consents or notices are required prior to consummation of the Merger or Bank Merger.
5.35 No Additional Representations.
(a)Except for the representations and warranties made by CBB in this Article 5, neither CBB nor any other Person makes any express or implied representation or warranty with respect to CBB or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and CBB hereby disclaims any such other representations or warranties.
(b)Notwithstanding anything contained in this Agreement to the contrary, CBB acknowledges and agrees that none of SSB or any other Person has made or is making any representations or warranties relating to SSB whatsoever, express or implied, beyond those expressly given by SSB in Article 4, including any implied representation or warranty as to the accuracy or completeness of any information regarding SSB furnished or made available to CBB or any of its representatives.
Article 6
ADDITIONAL COVENANTS
6.1 Additional Covenants of SSB. SSB covenants to and with CBB as follows:
(a)Operations. SSB will conduct its business and the business of each Southern States Company in a manner substantially consistent with its historic practice and will use its reasonable best efforts to maintain its relationships with its depositors, customers and employees. No Southern States Company will engage in any material transaction outside the ordinary course of business and consistent with past practice or make any material change in its accounting policies or methods of operation, nor will SSB permit the occurrence of any change or event which would render any of the representations and warranties in Article 4 untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date.
(b)Securities Registration. The issue of the shares of SSB Common Stock to be issued pursuant to the Merger shall be registered under the Securities Act of 1933, pursuant to an effective Form S-4 Registration Statement, and will be issued subject to exemptions under applicable state Law.
(c)Financial Statements. Prior to the Effective Date, SSB shall furnish to CBB:
(i)As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of SSB for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of SSB as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;
(ii)Promptly upon receipt thereof, copies of all audit reports submitted to SSB by independent auditors in connection with each annual, interim or special audit of the books of SSB made by such auditors;

(iii)As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders;
(d)Employee Benefit Matters.
(i)Southern States Bank shall retain all employees of Century Bank at no less than their base salary or hourly rates, target bonus and benefits in each case as provided by Century Bank immediately prior to the Effective Date for a period of approximately two weeks following conversion and integration of SSB and CBB (the “Integration Period”) which is projected to occur as soon as practicable after the Effective Date. Any employee who voluntarily terminates before end of the Integration Period will receive a lump sum severance payment from Southern States Bank in the gross amount equivalent to one month’s base salary or the equivalent thereof for an hourly employee within thirty (30) days after such employee’s severance from service. Century Bank employees will have the opportunity to interview for any open or newly created positions at all Southern States Bank locations. Any employee of Century Bank terminated by the Resulting Corporation or its Subsidiaries on or within six (6) months after the end of the Integration Period (i) will continue to receive his or her current salary or base hourly rate for a period of four (4) months following the date of such employee’s termination of employment payable by Southern States Bank in accordance in accordance with normal payroll processes; provided, however, that any employee of Century Bank set forth on Schedule 6.1(d)(i) of the CBB Disclosure Letter terminated by the Resulting Corporation or its Subsidiaries on or within six (6) months after the end of the Integration Period (i) will continue to receive his or her current salary or base hourly rate for a period of eight (8) months following the date of such employee’s termination of employment payable by Southern States Bank in accordance in accordance with normal payroll processes, and (ii) SSB or the Resulting Corporation will pay on employee’s behalf the full cost of COBRA premiums under all group health plans for which employee was enrolled for a period of four (4) months; provided, however, that for any employee of Century Bank set forth on Schedule 6.1(d)(i) of the CBB Disclosure Letter, SSB or the Resulting Corporation will pay on such employee’s behalf the full cost of COBRA premiums under all group health plans for which employee was enrolled for a period of eight (8) months. Notwithstanding any of the foregoing, any Century Bank employee may be terminated at any time for cause under Southern States Bank policies and procedures without any compensation or severance benefits except for that which is provided under Southern States Bank policies or by contract.
(ii)All employees of any CBB Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date (“Continuing Employees”) shall be entitled, to the extent permitted by applicable Law, to participate in all employee benefit plans, policies, programs, and arrangements of Resulting Corporation and its Subsidiaries to the same extent as similarly situated employees of SSB and its Subsidiaries and shall be given credit for all purposes (including accrual, vesting and eligibility) under each such employee benefit plan, policy, program and arrangement after the Effective Date for all their service with CBB or its Subsidiaries (or any predecessor thereto) prior to the Effective Date as if it were service with the Resulting Corporation, SSB and their Subsidiaries; provided, however, that the maximum hours of sick-leave that a CBB employee may be given credit for at the Effective Date shall not exceed 560 hours. Notwithstanding the foregoing, CBB employees shall have no right to participate in SSB plans that are frozen or terminated as of the Effective Date. With respect to any employee benefit plans of SSB, the Resulting Corporation or any of their Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Date (the “New Plans”), SSB or its Subsidiaries shall cause the Resulting Corporation to (i) waive all exclusions and waiting period with respect to participation and coverage requirements applicable to such Continuing Employees and their eligible dependents under any New Plans (ii) provide each such Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid during the calendar year in which the Effective Date occurs prior to the Effective Time under a CBB Plan in satisfying any applicable deductible or out-of-pocket requirements under any New Plan, and (iii) recognize all service of such Continuing Employees with any CBB Company (and their respective predecessors, if applicable) for all purposes in any New Plan to the same extent that such service was taken into account under the similar CBB Plan prior to the Effective Date.
(iii)As of the Effective Date, SSB shall or shall cause the Resulting Corporation or its Subsidiaries to provide Continuing Employees, while employed by the Resulting Corporation or its Subsidiaries after the Effective Date, health insurance coverage either under SSB’s or Southern States Bank’s group health insurance plans as available to similar situated employees of SSB and Southern States Bank or by continuing CBB’s group health insurance plans so that no Continuing Employee incurs a gap in coverage; provided that such coverage provided by SSB or the Resulting Corporation will include “in network” coverage for the geographic locations covered by CBB’s group health insurance plans and, for the period commencing on the Effective Date and ending on the last day of the plan year (of the applicable CBB group health insurance plan) during which the Effective Date occurs, shall maintain the same percentage of premiums in effect and payable by each such Continuing Employee immediately prior to the Effective Date.
(iv)Consistent with subparagraph (i) above, SSB, Southern States Bank and CBB shall cooperate to develop, implement and communicate to key employees of CBB retention arrangements designed to retain the services of such key employees, as appropriate, through the Effective Date and thereafter until the date of CBB’s operating systems and branch conversions, as determined by SSB; provided, however, that CBB and its Subsidiaries shall not be required to incur any costs prior to the Effective Date in connection with any retention arrangements.
(v)Effective as of the date immediately preceding the Effective Date (the “Termination Date”) and contingent upon the Merger, CBB shall cause Century Bank to terminate the Century Bank of Georgia Section 401(k) Profit Sharing Plan (the “Terminated Plan”). CBB shall take (or cause to be taken) all actions that are necessary or appropriate to fully vest each participant in his or her account balance under the Terminated Plan effective as of the Termination Date and to adopt amendments required prior to termination. Prior to the Effective Date, CBB shall provide SSB with resolutions adopted by Century Bank’s board of directors terminating the Terminated Plan and adopting the required amendments, the form and substance of which shall be subject to approval by SSB, which will not be unreasonably withheld. CBB shall take (or cause to be taken) all actions that are necessary or appropriate to make, as soon as practicable following the Effective Date, all employer and employee contributions to the Terminated Plan on behalf of each participant in respect of all periods of service ending on or prior to the Termination Date. As soon as practicable following the Effective Date, with respect to the Terminated Plan, SSB shall permit or cause its Subsidiaries to permit Continuing Employees to roll over their account balances, notes and similar instruments reflecting outstanding loan balances under the Terminated Plan, if any, thereunder into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by the Resulting Corporation, SSB or their Subsidiaries.
(vi)From and after the Effective Date, SSB or the Resulting Corporation or its Subsidiaries shall assume and honor all written bonus plans, employment agreements, supplemental executive retirement plan agreements, and split dollar agreements that CBB and its Subsidiaries have with their current and former officers, directors and employees as listed in Section 6.1(d)(vi) of the CBB Disclosure Letter and pay the conversion bonuses set forth therein.

(e)Indemnification, Exculpation and Insurance.
(i)For a period of six (6) years from and after the Effective Date, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of CBB or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (A) the fact that he or she is or was a director, officer, or employee of CBB, any of its Subsidiaries, or any of its predecessors, or (B) this Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date, SSB shall indemnify and hold harmless, to the fullest extent permitted by applicable law each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation.
(ii)SSB agrees that all rights to indemnification and all limitations on Liability existing in favor of the directors, officers, and employees of CBB and its Subsidiaries (the “Covered Parties”) as provided in their respective organizational documents as in effect as of the date of this Agreement or in any indemnification agreement in existence on the date of this Agreement with CBB or its Subsidiaries with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section shall be deemed to preclude any liquidation, consolidation, or merger after the Effective Date of any CBB Subsidiaries, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation, or merger. Without limiting the foregoing, in any case in which approval by SSB is required to effectuate any indemnification, SSB shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between SSB and the Indemnified Party.
(iii)For a period of six (6) years after the Effective Date, SSB will directly or indirectly cause the Persons who served as directors or officers of CBB or its Subsidiaries immediately prior to the Effective Date to be covered by CBB’s existing directors’ and officers’ liability insurance policy with respect to acts or omissions occurring prior to the Effective Date which were committed by such officers and directors in their capacity as such; provided, however, that (A) SSB may substitute therefor policies of at least substantially the same coverage and amounts containing terms and conditions which are not less advantageous than such policy, (B) in no event shall SSB be required to expend more than 200% coverage of the amount currently expended by CBB per year of coverage as of the date of this Agreement (the “maximum amount”) to maintain or procure insurance coverage pursuant hereto, and (C) if notwithstanding the use of reasonable best efforts to do so, SSB is unable to maintain or obtain the insurance called for by this Section, SSB shall obtain as much comparable insurance as available for the maximum amount. Such insurance coverage shall commence at the Effective Date and will be provided and prepaid for a period of no less than six years after the Effective Date.
(iv)Any Indemnified Party wishing to claim indemnification under this Section 6.1(e) shall promptly notify SSB upon learning of any claim, provided that, failure to so notify shall not affect the obligation of SSB under this Section 6.1(e), unless, and only to the extent that, SSB is materially prejudiced in the defense of such claim as a consequence. In the event of any such claim (whether asserted or claimed prior to, at or after the Effective Date), (i) SSB shall have the right to assume the defense thereof and SSB shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if SSB elects not to assume such defense or counsel for an Indemnified Party or advises that there are substantive issues which raise conflicts of interest between SSB and the Indemnified Party under attorney rules of professional responsibility, the Indemnified Party may retain counsel satisfactory to him or her, and SSB shall pay all reasonable fees and expenses of such counsel for the Indemnified Party, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) SSB shall not be liable for any settlement effected without its prior written consent, not to be unreasonably withheld, and (iv) SSB shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.
(f)Corporate Governance.
(i)Prior to the Effective Date, the SSB board of directors shall take all actions necessary to appoint Richard E. Drews, Jr. (or another individual mutually agreeable to the Parties) effective as of the Effective Date to serve on the board of directors of the Resulting Corporation and the Resulting Bank (the “New SSB Director”) until such time as his successor is duly elected and qualified. The nominating committee of the board of directors of the Resulting Corporation and the Resulting Bank shall cause the New SSB Director that has been appointed to and is serving on the board of directors of the Resulting Corporation and the Resulting Bank to be nominated for re-election at the next annual meeting of the Resulting Corporation and the Resulting Bank to a full term. Nothing in this Section shall require the Resulting Corporation or the Resulting Bank to elect, appoint, nominate or recommend a New SSB Director for election to the board of directors of the Resulting Corporation or the Resulting Bank if he or she shall become the subject of a Disqualification.
(ii)SSB and Southern States Bank will authorize the creation of an advisory board of directors of Southern States Bank (the “Advisory Board”). The Advisory Board will initially consist of the directors of Century Bank at the Effective Date, but may consist of other members as determined by the board of directors of Southern States Bank. The Advisory Board will not have management duties, but may offer advice to the board of directors of Southern States Bank, meet with, and recommend customers to, Southern States Bank and undertake other activities that the board of directors may recommend. Each member of the Advisory Board will be paid an amount equal to $250 per meeting.
(iii)Concurrent with the execution of this Agreement, Southern States Bank will provide equity grant awards and offer letters for positions at Southern States Bank with each of Richard E. Drews, Jr. and David H. Caswell with such positions and duties mutually agreed upon between Southern States Bank and Messrs. Drews and Caswell.
6.2 Additional Covenants of CBB. CBB covenants to and with SSB as follows:
(a)Operations.
(i)CBB will conduct its business and the business of each CBB Company in a manner substantially consistent with its historic practice and will use its reasonable best efforts to maintain its relationships with its depositors, customers and employees. No CBB Company will engage in any material transaction outside the ordinary course of business and consistent with past practice or make any material change in its accounting policies or methods of operation, nor will any CBB Company permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date.
(ii) Between the date hereof and the Effective Date, no CBB Company will (A) make, renew, renegotiate, increase, extend, or modify any (1) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by CBB or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of $100,000, in the aggregate, (2) loan secured by other than a first lien in excess of $250,000, (3) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (4) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $500,000, (5) secured loan over $1,000,000, or (6) any loan that is not made in conformity with CBB’s ordinary course lending policies and guidelines in effect as of the date hereof, (B) sell any loan or loan pools in excess of $500,000 in principal amount or sale price (other than residential mortgage loan pools sold in the ordinary course of business and consistent with past practice), (C) acquire any servicing rights, or sell or otherwise transfer any loan where CBB or any of its Subsidiaries retains any servicing rights, or (D) purchase participation loans.
(b)CBB Stockholders Meeting; Best Efforts. CBB will cooperate with SSB in the preparation of any regulatory filings and will cause the CBB Stockholders Meeting to be held for the purpose of approving the Merger as soon as practicable, and will use its best efforts to bring about the transactions contemplated by this Agreement, including stockholder approval of this Agreement (to the extent required by applicable Law and the CBB articles of incorporation and bylaws), as soon as practicable unless this Agreement is terminated as provided herein. The board of directors of CBB shall recommend adoption of this Agreement by the stockholders of CBB (to the extent required by applicable Law and the CBB articles of incorporation and bylaws) (the “CBB Recommendation”), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to SSB such recommendation or take any action or make any statement in connection with the CBB Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in the CBB Recommendation”); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the CBB Recommendation) of factual information regarding the business, financial condition or results of operations of SSB or CBB or the fact that an Acquisition Proposal has been made to CBB, the identity of the party making such proposal or the material terms of such proposal (provided, that the board of directors of CBB does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to SSB its recommendation) in the Proxy Statement or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law; and, provided further, that the board of directors of CBB may make a Change in the CBB Recommendation (x) pursuant to Section 6.2(c) or (y) prior to the CBB Stockholders Meeting if the board of directors of CBB determines in good faith that a Material Adverse Effect has occurred with respect to SSB. Notwithstanding any Change in the CBB Recommendation, this Agreement shall be submitted to the stockholders of CBB at the CBB Stockholders Meeting for the purpose of adopting the Agreement and approving the Merger, provided that this Agreement shall not be required to be submitted to the stockholders of CBB at the CBB Stockholders Meeting if this Agreement has been terminated pursuant to Section 13.2.

(c)No Solicitation by CBB.
(i)CBB shall not and shall cause its officers, directors, agents, counsel, financial advisers, employees not to, and its Subsidiaries officers, directors, agents, counsel, financial advisers and employees (collectively for purposes of this Section, “Representatives”) not to, directly or indirectly, (A) solicit, initiate, endorse, or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer (whether firm or hypothetical) that is reasonably likely to lead to any Acquisition Proposal, (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or data with respect to, any Acquisition Proposal, (C) approve or recommend any Acquisition Proposal, or (D) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement which directly or indirectly contains an Acquisition Proposal. CBB shall, and shall cause each of its Subsidiaries and the Representatives of CBB and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished in connection therewith and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its Affiliates or Representatives is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the CBB stockholder approval, (1) CBB receives an unsolicited written Acquisition Proposal that the CBB board of directors believes in good faith to be bona fide, (2) such Acquisition Proposal was not the result of a violation of this Section (after consultation with outside counsel and its financial advisor), (3) the CBB board of directors determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (4) the CBB board of directors determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to below in clause (x) or (y) of this Section would violate its fiduciary duties under applicable Law, then CBB may (and may authorize its Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to CBB and its Subsidiaries to the Person making such Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to CBB than, those set forth in the confidentiality provisions of the Non-Disclosure Agreement entered into between CBB and SSB dated July 17, 2023; provided, that any non-public information provided to any Person given such access shall have previously been provided to SSB or shall be provided to SSB prior to or concurrently with the time it is provided to such Person, (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and such Person’s representatives) regarding such Acquisition Proposal, and (z) terminate this Agreement pursuant to Section 13.2(e) to enter into a binding agreement with respect to such Acquisition Proposal that constitutes a Superior Proposal.
(ii)Prior to taking any action under Section 6.2(c)(i)(z), CBB shall comply with the following obligations:
(A)within five (5) Business Days after notice to SSB of receipt of an Acquisition Proposal pursuant to Section 6.2(c)(iii) of this Agreement, the CBB board of directors shall determine in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a

Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by SSB pursuant to this Section;
(B)within five (5) Business Days after notice to SSB of receipt of an Acquisition Proposal pursuant to Section 6.2(c)(iii) of this Agreement, CBB shall give SSB at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal, including the identity of the party making such Superior Proposal), and shall contemporaneously provide an unredacted copy of the relevant proposed transaction agreements with the party making such Superior Proposal to SSB; and
(C)CBB shall negotiate, and shall cause its Representatives to negotiate, in good faith with SSB during such notice period to the extent SSB wishes to negotiate, to enable SSB to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, CBB shall, in each case, be required to deliver to SSB a new written notice, the notice period shall have recommenced and CBB shall be required to comply with its obligations under this Section with respect to such new written notice, except that the deadline for such new written notice shall be reduced to three (3) Business Days (rather than five (5) Business Days referenced in clause (B) above).
(iii)In addition to the obligations of CBB set forth in Sections 6.2(c)(i) and (ii), CBB promptly (and in any event within 48 hours of receipt) shall advise SSB in writing in the event CBB or any of its Subsidiaries or Representatives receives (A) any Acquisition Proposal or (B) any request for non-public information (other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Acquisition Proposal) or to engage in any negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, in each case together with the material terms and conditions of such Acquisition Proposal or request the identity of the Person making any such Acquisition Proposal or request. CBB shall keep SSB informed (orally and in writing) in all material respects on a timely basis of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request and shall provide SSB with copies of all material documentation and correspondence related thereto. Without limiting any of the foregoing, CBB shall promptly (and in any event within 48 hours) notify SSB orally and in writing if it determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal pursuant to this Section and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.
(d)Director Recommendation and Support. Subject to Section 6.2(c) above, and to their fiduciary duties as directors, the members of the board of directors of CBB and Century Bank agree to support publicly the Merger. All directors of CBB and Century Bank shall agree to vote the shares of CBB Common Stock beneficially owned by such directors in favor of the transactions contemplated by the Merger at the CBB Stockholders Meeting as set forth in Exhibit C hereto.
(e)Financial Statements and Monthly Status Reports. Until the Effective Date, CBB shall furnish to SSB:
(i)As soon as practicable and in any event within 45 days after the end of each monthly period (other than the last quarterly period) in each fiscal year, statements of operations of CBB for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such monthly period, and a statement of financial condition of CBB as of the end of such monthly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;
(ii)Promptly upon receipt thereof, copies of all audit reports submitted to CBB by independent auditors in connection with each annual, interim or special audit of the books of CBB made by such accountants;
(iii)As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as CBB or Century Bank may file with any Agency; and
(iv)With reasonable promptness, such additional financial data, including copies of all journal entries, as SSB may reasonably request.
(f)No Control of CBB by SSB. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of CBB shall continue to reside solely in CBB’s officers and board of directors.
(g)Confidential Supervisory Information. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require either Party to provide information on such Party to the other Party that would constitute “confidential supervisory information” or otherwise violate the provisions of 12 C.F.R. Part 309.
(h)Claims Letter. Each director of CBB and Century Bank will execute the claims letter as set forth in Exhibit B.
(i)Director Non-Competition and Non-Disclosure Agreement. Each Director of CBB and Century Bank will execute the Non-Competition and NDA as set forth in Exhibit D.
Article 7
MUTUAL COVENANTS AND AGREEMENTS
7.1 Best Efforts, Cooperation.
(a)    Subject to the terms and conditions herein provided, SSB and CBB each agrees to use its reasonable best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.
(b)    In connection with the Stockholders’ Meeting, as soon as practicable following the date of this Agreement, the Parties shall cooperate in preparing and filing with the SEC the Registration Statement on Form S-4, including the Proxy Statement, for the registration of shares of SSB Common Stock issuable to CBB stockholders pursuant to Article 3. Each Party shall each use its commercially reasonable efforts to: (i) cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after its filing; (ii) ensure that the Registration Statement complies in all material respects with the applicable provisions of the 1933 Act and the 1934 Act; and (iii) keep the Registration Statement effective for so long as necessary to complete the Merger. SSB shall notify CBB promptly of the time when the Registration Statement has become effective or any supplement or amendment to the Registration Statement that has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of SSB Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each Party shall use its commercially reasonable efforts to: (A) cause the Proxy Statement to be mailed to CBB’s stockholders as promptly as practicable after the Registration Statement is declared effective under the 1933 Act, and (B) ensure that the Proxy Statement complies in all material respects with the applicable provisions of the 1933 Act and 1934 Act. SSB shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the 1933 Act, the 1934 Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of SSB Common Stock in the Merger, and CBB shall furnish to SSB all information concerning CBB as may be reasonably requested in connection with any such actions.
(c)    Each Party shall furnish to the other all information concerning such Person and its Affiliates required by the 1933 Act or the 1934 Act to be set forth in the Registration Statement or the Proxy Statement. Each Party shall promptly notify the other Party and cooperate to correct any information provided by it for use in the Registration Statement or the Proxy Statement if and to the extent that such information becomes false or misleading in any material respect. Each Party shall take all steps necessary to amend or supplement the Registration Statement or the Proxy Statement, as applicable, and to cause the Registration Statement or Proxy Statement, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of CBB Common Stock, in each case as and to the extent required by applicable Law. Notwithstanding the foregoing, no Party shall have responsibility for the truth or accuracy of any information supplied by the other Party with respect to the other Party or any of its Subsidiaries or any of their affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Governmental Authority.
(d)    Each Party shall promptly provide the other and its counsel with any comments or other communications, whether written or oral, that the Party, or its counsel may receive from the SEC or its staff with respect to the Registration Statement or the Proxy Statement promptly after the receipt of such comments. Prior to the filing of the Registration Statement or the Proxy Statement with the SEC (including in each case any amendment or supplement thereto, except with respect to any amendments filed in connection with a change in the CBB Recommendation or pursuant to Section 6.2(b) or (c)) or the dissemination thereof to the holders of CBB Common Stock, or responding to any comments of the SEC with respect to the Registration Statement or Proxy Statement, each Party shall provide the other and its counsel a reasonable opportunity to review and comment on such Registration Statement, Proxy Statement, or response (including the proposed final version thereof) and any amendment, supplement or additional proxy materials, and each Party shall give reasonable and good faith consideration to any comments made by the other or its counsel.
7.2 Press Release. Each Party hereto agrees that, unless approved by the other Party in advance in writing, neither such Party nor its advisors, including but not limited to, its investment banking advisors, will make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.
7.3 Mutual Disclosure. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to Call Reports, Y-3 applications, reports on Form Y-6, quarterly or special reports to stockholders, Tax returns, SEC registration statements and filings, and similar documents.
7.4 Access to Properties and Records. Subject to any regulatory prohibition and applicable Law, each Party hereto shall afford the officers and authorized representatives of the other Party reasonable access to the Assets, books and records of such Party in order that such other Party may have full opportunity to make such investigation as it shall desire of the affairs of such Party and shall furnish to such Party such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested, provided that any such access or investigation by a Party shall not interfere unnecessarily with normal operations of the other Party and provided further that no environmental testing or investigation shall be performed after the date of this Agreement. All such information that may be obtained by any such Party will be held in confidence by such Party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any Party to provide information on such Party that would constitute “confidential supervisory information” or otherwise violate the provisions of 12 C.F.R. Part 309.
7.5 Notice of Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.
7.6 Confidentiality.
(a)Prior to the Closing, each Party will share information that may be deemed by the Party providing the information to be confidential. The Parties agree that they will hold confidential and protect all information provided to them by another Party or such Party’s affiliates or Representatives, except that the obligations contained in this Section 7.6(a) shall not in any way restrict the rights of any Party or person to use information that (i) was known to such Party prior to the disclosure by the other Party; (ii) is or becomes generally available to the public other than by breach of this Agreement; or (iii) otherwise becomes lawfully available to a Party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the Party providing such information. If a Party is requested or required by a governmental authority or agency (by oral questions, interrogatories, requests for information or documents, subpoena, civil/criminal investigative demand or similar process) to disclose any information supplied by an unaffiliated Party, then the requested Party will provide such affected Party with prompt notice of such request(s) so that the affected Party may seek an appropriate protective order and/or waive the requested Party’s compliance with this Section 7.6(a) as to the requested information. It is further agreed that if in the absence of a protective order or the receipt of a waiver hereunder and the requested Party is nonetheless, in the opinion of its legal counsel and despite the requested Party’s best efforts, compelled to disclose any such information to a tribunal or else stand liable for contempt or suffer other censure or penalty, then the requested Party may disclose such information without Liability hereunder, provided that the disclosure is limited to that which is necessary to avoid the sanctions herein described. If this Agreement is terminated prior to the Closing, each Party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of an unaffiliated Party to this Agreement. The provisions of this Section 7.6 shall survive termination of this Agreement for any reason whatsoever and, without limiting the remedies of any Party hereto in the event of any breach of this Section 7.6(a), each Party hereto will be entitled to seek injunctive relief against another Party in the event of a breach or threatened breach of this Section 7.6(a).
(b)CBB shall use its commercially reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons that were considering an Acquisition Proposal with respect to CBB or any CBB Company to preserve the confidentiality of the information relating to CBB provided to such Persons and their affiliates and Representatives.
7.7 Regulatory Approvals. SSB shall have primary responsibility of the preparation, filing, and costs of all bank regulatory applications required for consummation of the Merger, and SSB shall file such applications as promptly as practicable after the execution of this Agreement and in no event later than twenty (20) days after the date hereof. SSB shall provide to CBB and its counsel copies of all nonconfidential portions of applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. SSB and CBB shall cooperate fully and use commercially reasonable efforts to procure, upon terms and conditions reasonably acceptable to each of them, all consents, authorizations, approvals, registrations, and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement. SSB and CBB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of SSB or CBB to any Agency in connection with the Merger. Each Party hereto shall have the right, upon request, to review and approve in advance all characterizations of the information relating to such Party or any Subsidiary that appear in any filing made in connection with the Merger with any Agency.
Article 8
CONDITIONS TO OBLIGATIONS OF ALL PARTIES
The obligations of SSB and CBB to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the reasonable discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:
8.1 Approval by Stockholders. At the CBB Stockholders Meeting, this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding securities as is required by applicable Law and articles of incorporation and bylaws.
8.2 Regulatory Authority Approval.

(a)Orders, Consents and approvals, in form and substance reasonably satisfactory to SSB and CBB, shall have been entered by the FRB, the FDIC and the ASBD and other appropriate Agencies (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement, including the Subsidiary Bank Merger, and (ii) satisfying all other requirements prescribed by Law. No Order, Consent or approval so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner that in the reasonable good faith judgment of the board of directors of SSB or the board of directors of CBB would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.
(b)Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 8.2(a) of this Agreement) for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner that in the reasonable judgment of the board of directors of SSB or the board of directors of CBB would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.
8.3 Litigation. There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or that is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or that is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened that might result in any such suit, action or other proceeding.
8.4 Registration Statement. The Registration Statement shall have become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement (or similar order under state law) shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC (or by any state authority) and not withdrawn.
8.5 Tax Opinions Relating to the Merger. SSB shall have received an opinion from Jones Walker LLP, dated as of the Closing Date, in substance and form reasonably satisfactory to SSB to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Jones Walker LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of SSB or any subsidiary thereof, in form and substance reasonably acceptable to Jones Walker LLP.
Article 9
CONDITIONS TO OBLIGATIONS OF CBB
The obligations of CBB to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as CBB may waive such conditions in writing:
9.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of CBB, all representations and warranties of SSB contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date, and SSB shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on SSB.
9.2 Adverse Changes. Subject to the SSB Disclosure Letter, there shall have been no changes after the date of the most recent balance sheet provided under Section 4.3(a)(i) in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of SSB that in their total effect constitute a Material Adverse Effect or is reasonably likely to have a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of SSB that would impair the rights of CBB or its stockholders pursuant to this Agreement.
9.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, CBB shall have received a certificate from the CEO, President or a Vice President and from the Secretary or Assistant Secretary of SSB dated as of the Closing certifying that:
(a)the board of directors of SSB has duly adopted resolutions approving this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;
(b)each person executing this Agreement on behalf of SSB is an officer of SSB holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;
(c)the articles of incorporation and bylaws of SSB remain in full force and effect and have not been amended or modified since the date of this Agreement except in accordance with this Agreement;
(d)such persons have no Knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting SSB or the business, prospects, condition (financial or otherwise), or Assets of SSB that would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;
(e)to such persons’ Knowledge, the Proxy Statement delivered to CBB’s stockholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such Persons need not express a statement as to information concerning or provided by CBB for inclusion in such Proxy Statement);
(f)SSB is in compliance with the conditions set forth in Sections 9.1 and 9.2 above; and
(g)the board of directors of SSB and Southern States Bank have duly adopted resolutions approving the Merger and the transactions contemplated by this Agreement,

including but not limited to increasing the size of the board of directors to the extent required by SSB’s articles of incorporation or bylaws or applicable law in order to add the New SSB Director, and such resolutions have not been amended and are in full force and effect.
9.4 Fairness Opinion. CBB shall have received from Performance Trust Capital Partners, LLC prior to the approval of the Merger by the board of directors of CBB a letter setting forth its opinion that the Merger Consideration to be received by the stockholders of CBB under the terms of this Agreement is fair to them from a financial point of view.
9.5 Other Matters. There shall have been furnished to such counsel for CBB certified copies of such corporate records of SSB and copies of such other documents as such counsel may reasonably have requested for such purpose, including certificates of existence and good standing of SSB and each Subsidiary of SSB issued by the appropriate governmental Agency dated within 15 days of the Effective Date.
9.6 No Superior Proposal. CBB shall not have accepted a Superior Proposal.
Article 10
CONDITIONS TO OBLIGATIONS OF SSB
The obligations of SSB to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as SSB may waive such conditions in writing:
10.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of SSB, all representations and warranties of CBB contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date, and CBB shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on CBB.
10.2 Adverse Changes. Subject to the CBB Disclosure Letter, there shall have been no changes after the date of the most recent balance sheet provided under Section 5.3(a)(i) in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of CBB that constitute a Material Adverse Effect or is reasonably likely to have a Material Adverse Effect, nor shall there have been any material changes in the laws governing the business of CBB which would impair SSB’s rights pursuant to this Agreement.
10.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, SSB shall have received a certificate from CBB executed by the CEO, President, or Vice President and from the Secretary or Assistant Secretary of CBB dated as of the Closing certifying that:
(a)the board of directors of CBB has duly adopted resolutions approving this Agreement, recommending that CBB stockholders vote FOR the Agreement, and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

(b)the stockholders of CBB have duly adopted resolutions approving the Merger and such resolutions have not been amended or modified and remain in full force and effect;
(c)each person executing this Agreement on behalf of CBB is an officer of CBB holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;
(d)the articles of incorporation and bylaws of CBB and Century Bank remain in full force and effect and have not been amended or modified since the date of this Agreement;
(e)to such persons’ Knowledge, the Proxy Statement delivered to CBB’s stockholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information concerning or provided by CBB for inclusion in such Proxy Statement); and
(f)CBB is in compliance with the conditions of Sections 10.1 and 10.2 above.
10.4 Other Matters. There shall have been furnished to counsel for SSB certified copies of such corporate records of CBB and copies of such other documents as such counsel may reasonably have requested for such purpose, including certificates of existence and good standing of CBB and each CBB Subsidiary issued by the appropriate governmental Agency and dated within 15 days of the Effective Date.
10.5 Dissenters. The number of shares as to which stockholders of CBB have exercised dissenters’ rights of appraisal under Section 3.6 does not exceed seven and one-half percent (7.5%) of the outstanding shares of CBB Common Stock.
Article 11
TERMINATION OF REPRESENTATIONS AND WARRANTIES
All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall be deemed only conditions to the Merger and shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except Sections 7.2, 7.6, Article 11, Sections 13.2(e), 13.2(f), 13.3, Article 15 and any applicable definitions of Article 14, shall survive.
Items disclosed in the Exhibits and Schedules attached hereto or in any Disclosure Letter are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate.

Article 12
NOTICES
All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:
(a)If to CBB:
Richard E. Drews, Jr.
Chief Executive Officer
215 E Main St.
Cartersville, GA 30120
Telephone: (770) 387-1922
Email: RDrewsJr@centurybanknet.com
with a copy (which shall not constitute notice) to:
Troutman Pepper
600 Peachtree Street NE
Suite 3000
Atlanta, Georgia 30308
Email Address: james.stevens@troutman.com
Attention: James W. Stevens
or as may otherwise be specified by CBB in writing to SSB.
(b)If to SSB:
Mark Chambers
CEO
Southern States Bancshares, Inc.
2601 Frederick Road
Opelika, Alabama 36801
Telephone: (256) 241-1092
Email: mchambers@ssbank.bank
with a copy (which shall not constitute notice) to:
Michael D. Waters, Esq.
Jones Walker LLP
420 20th Street North, Suite 1100
Birmingham, Alabama 35203
Telephone: (205) 244-5210
Email: mwaters@joneswalker.com

or as may otherwise be specified in writing by SSB to CBB.

Article 13
AMENDMENT OR TERMINATION
13.1 Amendment. This Agreement may be amended by the written mutual consent of SSB and CBB before or after approval of the transactions contemplated herein by the stockholders of CBB.
13.2 Termination. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the stockholders of CBB, as follows:
(a)by the mutual written consent of CBB and SSB;
(b)by either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and that would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in Section 10.1 of this Agreement in the case of SSB and Section 9.1 of this Agreement in the case of CBB;
(c)by either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 9 as to CBB or Article 10 as to SSB shall not have been satisfied in full;
(d)by either Party if all transactions contemplated by this Agreement shall not have been consummated on or prior to October 1, 2024 if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section, provided that if the only reason for failure to consummate the transactions is the lack of regulatory approval under Section 8.2, such date shall be January 1, 2025;
(e)by CBB, if before the CBB Stockholders Meeting, the board of directors of CBB authorizes CBB, subject to complying with Section 6.2(c), to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, provided that, upon such termination pursuant hereto CBB shall pay promptly the sum of $1,200,000 to SSB to reimburse SSB for its expenses, and not as damages, incurred in connection with the Agreement;
(f)by SSB, if (a) the board of directors of CBB shall have recommended to the stockholders of CBB that they tender their shares in a tender or exchange offer commenced by an un-affiliated third party for more than 20% of the outstanding CBB Common Stock, (b) the board of directors of CBB shall have effected a Change in CBB Recommendation or recommended to the CBB stockholders acceptance or approval of a Superior Proposal, (c) CBB shall have notified SSB in writing that CBB is prepared to accept a Superior Proposal, or (d) the board of directors of CBB shall have resolved to do any of the foregoing, provided that, upon such termination pursuant hereto CBB shall pay promptly the sum of $1,200,000 to SSB to reimburse SSB for its expenses, and not as damages, incurred in connection with the Agreement;

(g)by either Party, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any regulatory approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; or
(h)by either Party (provided, in the case of CBB, that it shall not be in breach of any of its obligations under Section 6.2(b)), if the requisite CBB shareholder approval at the Stockholders Meeting shall not have been obtained by reason of the failure to obtain the required vote or at any adjournment or postponement thereof.
13.3 Damages. Subject to the remainder of this Section 13.3, in the event of termination pursuant to Section 13.2, this Agreement shall become void and have no effect, except as provided in Article 11, and except that CBB and SSB shall be liable for damages for any willful breach of warranty, representation, covenant or other agreement contained in this Agreement if the breach is the cause or basis for termination, provided that upon termination by CBB or SSB pursuant to Sections 13.2(e)-(f) above, CBB, shall promptly pay to SSB the sums set forth therein. Notwithstanding anything to the contrary, termination by CBB or SSB pursuant to Sections 13.2(e)-(f) above shall not entitle either Party to damages.
Article 14
DEFINITIONS
The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:
“ABCL”    Means the Alabama Business Corporation Law.
“ASBD”    Means the Alabama State Banking Department.
“Acquisition Proposal”    Means, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer with respect to a, or any, tender, exchange, or cash offer to acquire 20% or more of the voting power of CBB or any of its Subsidiaries, any inquiry, proposal or offer with respect to a merger, consolidation, share exchange or other business combination involving CBB or any of its Subsidiaries or any other inquiry, proposal or offer to acquire, license, lease, exchange or transfer in any manner 20% or more of the voting power in, or 20% or more of the business, revenue, net income, assets or deposits of, a Party or any of its Subsidiaries, in each case, whether in one or any series of related transactions and whether from one Person or any “group” of Persons (as defined under Section 13(d) of the 1934 Act).
“Advisory Board”    Has the meaning set forth in Section 6.1(f)(ii).
“Agencies”    Means, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the FDIC, the ASBD, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.
“Agreement”    Has the meaning set forth in the preamble.
“Assets”    Means all of the assets, properties, businesses and rights of a Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.
“Bank Merger Agreement”    Means the merger agreement respecting Century Bank and Southern States Bank set forth in Section 2.8.
“BHC Act”    Has the meaning set forth in the preamble.
“Book Entry Shares”    Means any non-certificated share held by book entry in CBB’s stock transfer book (or the transfer book of SSB as the context requires), which immediately prior to the Effective Date represents an outstanding share of CBB Common Stock or SSB Common Stock.
“Business Day”    Means any day that is not a Saturday or Sunday or a day on which the offices of Southern States Bank are authorized or required by Law or executive order to be closed.
“Cash Consideration”    Has the meaning set forth in Section 3.1(d)(ii).
“Cash Election”    Has the meaning set forth in Section 3.2(b).
“Cash Election Shares”    Has the meaning set forth in Section 3.1(d)(ii).
“CBB”    Has the meaning set forth in the preamble.
“CBB Cancelled Shares”    Has the meaning set forth in Section 3.1(b).
“CBB Common Stock”    Means shares of common stock, par value $0.01 per share, of CBB.
“CBB Company”    Means CBB, Century Bank, MSAM or any Subsidiary of CBB, Century Bank, or MSAM.
“CBB Disclosure Letter”    Has the meaning set forth in Article 5.
“CBB Option”    Has the meaning set forth in Section 3.4(a).
“CBB Plans”    Has the meaning set forth in Section 5.15(a).

“CBB Preferred Stock”    Has the meaning set forth in Section 5.2.
“CBB Recommendation”    Has the meaning set forth in Section 6.2(b).
“CBB Stockholders Meeting”    Means the meeting of the stockholders of CBB held for the purpose of approving the Merger.
“CBB Stock Plan”    Has the meaning set forth in Section 3.4(c).
“Century Bank”    Has the meaning set forth in the recitals.
“Certificate”    Means any outstanding certificate, which immediately prior to the Effective Date, represents an outstanding share of CBB Common Stock.
“Change in the CBB
Recommendation”    Has the meaning set forth in Section 6.2(b).
“Closing”    Means the submission of the certificates of officers, legal opinions and other actions required to be taken in order to consummate the Merger on the designated date in accordance with this Agreement.
“Closing Date”    Has the meaning set forth in Section 2.7.
“Code”    Means the Internal Revenue Code of 1986, as amended.
“Consent”    Means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
“Continuing Employees”    Has the meaning set forth in Section 6.1(d)(ii).
“Contract”    Means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.
“Covered Parties”    Has the meaning set forth in Section 6.1(e)(ii).
“CRA”    Has the meaning set forth in Section 4.17.
“Default”    Means (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.
“Disqualification”    Means the occurrence of any of the following events: (i) the director or nominee shall be prohibited by Law, Order or otherwise from serving on the Resulting Corporation or the Resulting Bank board of directors, (ii) the director or nominee shall have been convicted of or is subject to an indictment regarding any felony, (iii) the director or nominee shall file (or any entity of which such director or nominee shall have been an executive officer, director or controlling person within the two years prior to filing shall file) a voluntary petition under any federal or state bankruptcy or insolvency law, or the director or nominee shall become (or any entity of which the director or nominee shall have been an executive officer or controlling person within two years prior to filing shall become) the subject of an involuntary petition filed under any such law that is not dismissed within 90 days, (iv) the director or nominee shall be involved in any of the events or circumstances enumerated in Item 401(f)(1)-(8) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the SEC, or similar provisions of state “blue sky” laws, or (v) the director or nominee shall have resigned or retired from the board of directors of the Resulting Corporation or the Resulting Bank, as applicable.
“Dissenting Shareholder”    Has the meaning set forth in Section 3.1(c).
“Dissenting Shares”    Has the meaning set forth in Section 3.1(c).
“Effective Date”    Has the meaning set forth in Section 2.7.
“Election Deadline”    Has the meaning set forth in Section 3.2(d).
“Election Form”    Has the meaning set forth in Section 3.2(c).
“Environmental Laws”    Means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including but not limited to: (i) the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.); (iv) the

Clean Air Act (42 U.S.C. §§ 7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§ 1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statues, laws or ordinances listed in parts (i) - (vii) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (viii) of this subparagraph; (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters; and (xi) other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.
“ERISA”    Means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Agent”    Has the meaning set forth in Section 3.2(a).
“Exchange Fund”    Has the meaning set forth in Section 3.9(a).
“Exchange Ratio”    Has the meaning set forth in Section 3.1(d)(i).
“Exhibits”    Means the Exhibits attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.
“FDIC”    Means the Federal Deposit Insurance Corporation.
“FRB”    Has the meaning set forth in Section 8.2.
“GAAP”    Means generally accepted accounting principles applicable to banks and bank holding companies consistently applied during the periods involved.
“GBCC”    Has the meaning set forth in Section 3.1.
“Governmental Authority”    Means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Hazardous Substance”    Means any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including but not limited to RCRA hazardous wastes, CERCLA hazardous substances, and Georgia Hazardous Waste Management Act regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos (including asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), and polychlorinated biphenyls (PCBs), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Substances” shall not mean or include any such Hazardous Substances used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of and CBB Company’s business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
“Holder”    Means the holder of record of shares of CBB Common Stock.
“Indemnified Parties”    Has the meaning set forth in Section 6.1(e)(i).
“Integration Period”    Has the meaning set forth in Section 6.1(d)(i).
“Intellectual Property”    Means copyrights, patents, trademarks, service marks, service names, domain names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.
“IRS”    Means the United States Internal Revenue Service.
“Knowledge”    Means the actual knowledge of the Chairman, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Chief Credit (or Lending) Officer, of SSB or Southern States Bank, as applicable, in the case of knowledge of SSB, or the actual knowledge of the Chief Executive Officer, President, Chief Operating Officer, and Chief Financial Officer, of CBB or Century Bank, as applicable, in the case of knowledge of CBB.
“Latest Balance Sheet Date”    Has the meaning set forth in Section 4.3(a).

“Law”    Means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Agency.
“Letter of Transmittal”    Has the meaning set forth in Section 3.8.
“Liability”    Means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
“Lien”    Means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof, and (iv) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.
“Litigation”    Means any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities, relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.
“Loss”    Means any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses

(including without limitation, reasonable attorneys’ fees and expenses, and consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.
“Mailing Date”    Has the meaning set forth in Section 3.2(c).
“Material”    For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.
“Material Adverse Effect”    (a) On a Party shall mean an event, change or occurrence that has a material adverse impact on (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “material adverse effect” shall not be deemed to include the impact of (w) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities (except to the extent that such change disproportionately adversely affects CBB and its Subsidiaries or SSB and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which CBB and SSB operate, in which case only the disproportionate effect will be taken into account), (x) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies (except to the extent that such change disproportionately adversely affects CBB and its Subsidiaries or SSB and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which CBB and SSB operate, in which case only the disproportionate effect will be taken into account), (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.
    (b) No representation or warranty of any Party hereto contained in Article 4 or Article 5 (other than the representations and warranties in (i) Section 4.1/Section 5.1 (Organization), Section 4.4/Section 5.10 (No Conflict with Other Instrument), and Section 4.2/Section 5.2 (Capital Stock), which shall be true and correct in all material respects, and (ii) Section 4.5/Section 5.35 (Absence of Material Adverse Effect), which shall be true and correct in all respects), shall be deemed untrue or incorrect, and no Party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article 4 or Article 5, has had or is reasonably likely to have a Material Adverse Effect on such Party.
“maximum amount”    Has the meaning set forth in Section 6.1(e)(iii).
“Maximum Cash Consideration”    Has the meaning set forth in Section 3.1(d).
“Merger”    Has the meaning set forth in Section 2.1.
“Merger Consideration”    Has the meaning set forth in Section 3.1(a), subject to adjustment as provided in Section 3.4.
“MSAM”    Means Main Street Asset Management, LLC, a Georgia limited liability company and wholly-owned subsidiary of CBB.
“New Plan”    Has the meaning set forth in Section 6.1(d)(ii).
“New SSB Director”    Has the meaning set forth in Section 6.1(f)(i).
“Non-Election Shares”    Has the meaning set forth in Section 3.2(d).
“Order”    Means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.
“Party”    Means CBB or SSB, and “Parties” shall mean both CBB and SSB.
“PBGC”    Means the Pension Benefit Guaranty Corporation.
“Permit”    Means any federal, state, local, and foreign governmental approval, authorization, certificate, easement filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.
“Person”    Means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement”    Means the proxy statement used by CBB to solicit the approval of its stockholders of the transactions contemplated by this Agreement.
“Record Holders”    Has the meaning set forth in Section 3.2(c).
“Registration Statement”    Means the registration statement on Form S-4 filed with the SEC by SSB to register the sale of SSB Common Stock in the Merger.
“Related Agreements”    Means, collectively, any and all other documents, agreements and instruments entered into in connection with the Merger.
“Representatives”    Has the meaning set forth in Section 6.2(c)(i).
“Resulting Bank”    Has the meaning set forth in Section 2.8.
“Resulting Corporation”    Has the meaning set forth in Section 2.1.
“SEC”    Means the United States Securities and Exchange Commission.
‘SEC Documents”    Has the meaning set forth in Section 4.11.
“SSB”    Has the meaning set forth in the preamble.
“SSB Common Stock”    Has the meaning set forth in Section 4.2(a).
“SSB Company”    Means SSB, Southern States Bank, any Subsidiary of SSB or Southern States Bank, or any Person or entity acquired as a Subsidiary of SSB or Southern States Bank in the future and owned by SSB or Southern States Bank at the Effective Date.
“SSB Disclosure Letter”    Has the meaning set forth in Article 4.
“SSB Plan”    Has the meaning set forth in Section 3.4(a).
“Southern States Bank”    Has the meaning set forth in the recitals.
“Stock Consideration”    Has the meaning set forth in Section 3.1(d)(i).
“Stockholders Meeting”    Has the meaning ser forth in Section 2.5.
“Subsidiary”    Means all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.
“Subsidiary Bank Merger”    Has the meaning set forth in Section 2.8.
“Superior Proposal”    Means any unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the CBB board of directors determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person (or group of Persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) if consummated would be more favorable to the stockholders of CBB from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by SSB in response to such proposal pursuant to Section 6.2(c) or otherwise) and (ii) if accepted, is reasonably likely to be completed on the terms proposed.
“Tax or Taxes”            Means any federal, state, county, local, foreign, and other taxes, assessments, duties, customs, levies, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.
“Technology Systems”        Means electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property.
“Termination Date”            Has the meaning set forth in Section 6.1(d)(v).
“1933 Act”                Means the Securities Act of 1933, as amended.
“1934 Act”                Means the Securities Exchange Act of 1934, as amended.
Article 15
MISCELLANEOUS
15.1 Expenses.
(a)Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel. CBB shall pay the expenses of the printing and mailing of its Proxy Statement. SSB shall pay the filing fee and expenses of the filing of the Form S-4 Registration Statement.

(b)Nothing contained in this Section 15.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.
15.2 Benefit and Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
15.3 Governing Law. This Agreement shall be governed by, and construed in accordance with the Laws of the State of Alabama.
15.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.
15.5 Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.
15.6 Severability. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.
15.7 Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.
15.8 Return of Information. In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.
15.9 Equitable Remedies. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the nonbreaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

15.10 Attorneys’ Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).
15.11 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.
15.12 Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.
15.13 Entire Contract. This Agreement and the documents and instruments referred to herein, constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.
15.14 Waiver of Jury Trial. Each of the Parties hereby waives trial by jury in any judicial proceeding involving, directly, in any matters (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Agreement or any Related Agreement.

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IN WITNESS WHEREOF, CBB and SSB have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

SOUTHERN STATES BANCSHARES, INC.

BY: /s/ Mark Chambers
Name: Mark Chambers
Its: Chief Executive Officer

CBB BANCORP

BY: /s/ Richard E. Drews, Jr.
Name: Richard E. Drews, Jr.
Its: Chief Executive Officer

Exhibit A
AGREEMENT AND PLAN OF MERGER
See attached.

Exhibit B

FORM OF
CLAIMS LETTER

See attached.

Exhibit C

SUPPORT AGREEMENT

See attached.

Exhibit D

FORM OF DIRECTOR NON-COMPETITION AND
NON-DISCLOSURE AGREEMENT

See attached.